Exhibit 99.1

For Immediate Release:

TaxMasters Launches Advanced Employee Training Program

TaxMasters U Ensures Employees Have Industry Leading Expertise to Help

Taxpayers Under the IRS Microscope

HOUSTON—August 20, 2010—TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax relief company and a leading provider of tax representation services, is increasing its commitment to the highest quality of customer service by inaugurating TMU, an ongoing comprehensive, customized internal training program.

A couple of years ago, TaxMasters recognized that it had the opportunity to create an in-house program designed to keep its employees educated about the ever-changing complexities of the tax code. TMU, second to none in the tax representation industry, is designed to continuously improve customer service, process efficiency and professional development to keep pace with changes at the IRS and in the tax representation industry.

“Our company is constantly evolving to stay a step ahead of the countless tax code changes and revisions that challenge taxpayers, who are striving to stay compliant with the IRS,” said Reneé Miller, vice president of tax services at TaxMasters. “TaxMasters U represents our commitment to giving our professionals the best continuing education, from customer service training to specific courses for our collections alternatives personnel and ongoing education credits for our licensed professionals.”

While TMU offers general customer service and job-specific training for new employees, it goes beyond the basics to identify inefficiencies and customer needs through intelligent reporting and then adapts to provide ongoing training to even the most experienced employees. The result is an atmosphere of continuous learning with increased customer satisfaction and process efficiency.

More than just trainers, the TMU expert team, made up of tax specialists and customer service professionals, is tasked with continuous review of procedures for customer service representatives, collections alternatives personnel and tax preparers. This review process identifies growth opportunities for individual employee as well as whole teams.

About TaxMasters, Inc.

TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax representation firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers a full suite of services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt. Tax services from TaxMasters include IRS consultations, tax return preparation, settlement analysis, and assistance with IRS automated collections, Revenue Officer involvement and collection due process.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Visit TaxMasters’ blog at http://www.txmstr.com/blog/

Forward-Looking Statements

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Investors/Media:

Suzanne McGee
(212) 651-4225